Exhibit 99.1

XWELL, Inc. Reports First Quarter 2023 Results

NEW YORK, May 15, 2023 -- XWELL, Inc. (Nasdaq: XWEL) ("XWELL" or the "Company"), an authority in health and wellness solutions for people on the go, today reported results for the first quarter ended March 31, 2023.

Business Highlights:

Reflecting management’s commitment to better serve clients, optimize efficiencies, and deliver long-term growth:

•	First quarter 2023 revenue at the Company’s XpresSpa business increased over 70% versus the 2022 first quarter.
•	Demonstrating the effect of the Company’s cost-savings initiatives and deliver a leaner, more profitable XpresSpa business, first quarter 2023 general and administrative expenses decreased 12.7% sequentially and decreased 40.2% from the 2022 first quarter.
•	The Company has integrated innovative health and wellness technologies, including fully autonomous HydroMassage and Human Touch® hands-free massage equipment as well as Clockwork’s AI-powered express manicure units. These offerings are designed to drive customer engagement, strengthen brand presence, and increase foot traffic.
•	XWELL plans to open a new XpresSpa at Philadelphia International Airport in the second half of 2023.
•	The Company plans to open a new XpresSpa location in Abu Dhabi during the third quarter of 2023.
•	The Company recently announced the appointment of Valerie Lightfoot as Chief Financial Officer, effective June 12, 2023.
•	XWELL has engaged Benchmark to help identify potential acquisition targets.

“XWELL continues to focus on driving growth in 2023 and beyond through both organic and external investments,” commented Scott Milford, XWELL’s Chief Executive Officer. “We’re taking action to improve our operating performance and return the business to profitability. Looking forward, we remain committed to advancing our retail growth initiatives, adding new products and technologies in our XpresSpa locations to leverage efficiencies and drive profit, expanding our biosurveillance business and enhancing growth through off-airport acquisition.”

XWELL, Inc. Reports First Quarter 2023 Results

Mr. Milford added, “We’re also extremely pleased to welcome Valerie Lightfoot as our new Chief Financial Officer. Valerie is a talented executive with demonstrated success in executing acquisitions and delivering organic growth and we look forward to her contributions to our leadership team.”

In May 2023, the Company announced that Valerie Lightfoot has been named Chief Financial Officer, effective June 12, 2023. Ms. Lightfoot joins XWELL with over 25 years of financial leadership experience. Ms. Lightfoot succeeds Omar Haynes, who has been serving as Interim Chief Financial Officer. Mr. Haynes will remain with the Company and resume his former role at Vice President, Finance and Treasury.

First Quarter Business Update

XpresSpa®

There are currently 35 operating XpresSpa locations, including 10 locations Internationally. These International locations consist of two at Dubai International Airport in the UAE, three at Schiphol Amsterdam Airport in the Netherlands, and five at Istanbul Airport in Turkey. We expect to open a location in Abu Dhabi in the third quarter of 2023.

The Company’s continued international expansion allows management the opportunity to further leverage its expertise in providing premium wellness services to more international passengers who appreciate health and wellness services and are willing to spend more in pursuit of their well-being.

The Company continues to execute its new retail strategy to drive more foot traffic into its airport locations and augment its on-line presence. This includes bringing new technologies and trends, including new tech-forward equipment, adding new products in-store and on-line, as well as deploying plans to refresh the look and appearance of some XpresSpa locations.

Towards this end, since February 2023, the Company has implemented Novo XT massage chairs at seven of their XpresSpa locations. These therapeutic chairs, through a partnership with Human Touch, simulate zero-gravity and weightlessness to maximize the results of the automated massage.

XWELL, Inc. Reports First Quarter 2023 Results

Additionally, the Company’s initial HydroMassage units were recently installed at Dubai International Airport and at John F. Kennedy International Airport (“JFK”). XWELL plans to deploy as many as 50 of the massage units across its business domestically and internationally. XWELL will continue to provide traditional massages across its XpresSpa locations.

Additionally, in partnership with Clockwork, the pioneer in robotics for the beauty industry, the Company recently launched the use of Clockwork’s next generation, fully autonomous, AI-powered express manicure at its JFK XpresSpa location. XWELL plans to launch at least five of Clockwork’s AI-powered robots across the Company’s portfolio in 2023 with the intent to deploy as many as 25 units across the business.

These automated offerings provide self-care to guests while bringing operational efficiency to the Company’s business model.

Treat

Treat is a travel health and wellness brand and a fully integrated concept blending technology with traditional brick and mortar offerings to provide a holistic approach to physical and mental well-being for travelers. Treat’s on-site centers are currently located at JFK International Airport in New York and Salt Lake City International Airport in Utah.

To achieve better economics, during the first quarter of 2023, the Company closed its pre-security Phoenix Sky Harbor location as well as streamlining the brand’s heath offerings.

Additionally, during 2023, XWELL plans to integrate all existing wellness locations under a single brand concept.

Biosurveillance Partnership with Ginkgo Bioworks

In late 2021, in collaboration with the Centers for Disease Control and Prevention (“CDC”) and Ginkgo Bioworks (NYSE: DNA), XWELL’s XpresTest, Inc. subsidiary (“XpresCheck”) began conducting biosurveillance monitoring aimed at identifying existing and new SARS-CoV-2 variants.

XWELL, Inc. Reports First Quarter 2023 Results

The program was expanded from four major U.S. airports (JFK International Airport, Newark Liberty International Airport, San Francisco International Airport, and Hartsfield-Jackson Atlanta International Airport) to seven major U.S. airports (now also includes Dulles International Airport, Seattle-Tacoma International Airport and Los Angeles International Airport).

During the third quarter of 2022, XpresCheck, in partnership with Ginkgo Bioworks (and in continuation of their support to the CDC’s traveler-based SARS-CoV-2 Genomic Surveillance program) were awarded a new contract. Additionally, as COVID-19 sublineages and other biological threats continue to emerge, the partners plan to expand the program footprint incorporate innovative modalities and offerings, such as monitoring of wastewater from aircraft lavatories.

In the first quarter of 2023, XpresCheck and Ginkgo Bioworks announced they expanded their support of the program to include a pilot study monitoring influenza viruses in addition to SARS-CoV-2, providing an additional source of viral surveillance to inform the selection of influenza vaccine viruses for the forthcoming 2023-2024 flu season.

XpresCheck®

XpresCheck provided medical diagnostic testing services during the outbreak of COVID-19. Following the relaxation of testing requirements by the US and other countries in 2022, XpresCheck locations began to close. As of March 31, 2023, 15 XpresCheck locations have been closed except for one location serving our military forces being stationed overseas and flying out of Seattle, WA.

The Company, in collaboration with the CDC and Ginkgo Bioworks, currently operates nine biosurveillance stations in seven of the nation’s busiest airports.

HyperPointe™

In January 2022, the Company announced and closed on the acquisition of GCG Connect, LLC d/b/a HyperPointe. HyperPointe is a leading digital healthcare and data analytics relationship marketing agency, servicing the global healthcare and pharmaceutical industry. HyperPointe has significant experience in patient and healthcare professional marketing and deep technological experience with CXM (customer experience management) and data analytics.

XWELL, Inc. Reports First Quarter 2023 Results

Since June 2020, HyperPointe’s management team and suite of services and technology have been utilized to develop and deploy the technological infrastructure necessary to scale the growth of our XpresCheck business. HyperPointe’s experience in this space continues to serve the XpresCheck business and will play a critical role in the expansion of ongoing biosurveillance efforts created in partnership with Ginkgo Bioworks and the CDC.

Liquidity and Financial Condition

As of March 31, 2023, the Company had cash and cash equivalents, excluding restricted cash, of approximately $9.9 million, marketable securities of approximately $25.2 million, total net working capital of approximately $30.8 million, and no long-term debt.

Summary First Quarter 2023 Financial Results

Total revenue during the first quarter ended March 31, 2023, was $7.1 million compared to $24.0 million in the prior year first quarter. Revenue for the first quarter of 2023 primarily consisted of approximately $4.7 million from XpresSpa locations and Treat locations, $1.7 million in revenue from our bio-surveillance partnership, and $0.6 million from our HyperPointe segment.

Cost of Sales

Cost of sales decreased to $6.5 million for the first quarter of 2023 compared with $15.0 million in the first quarter of 2022.

General and Administrative Expenses

Demonstrating the effect of the Company’s cost-savings initiatives, general and administrative expenses decreased to $6.1 million for the first quarter of 2023, compared to $10.2 million for the first quarter of 2022. The decrease was primarily a result of closing underperforming locations and right-sizing efforts of the Company’s overall cost structure.

Income from Operations

Loss from operations for the first quarter of 2023 was $6.3 million compared to a net loss from operations of $2.5 million in the first quarter of 2022.

Net Income Attributable to Common Shareholders

Net loss attributable to common shareholders was $5.5 million for the first quarter of 2022 compared to net loss attributable to common shareholders of $4.3 million in the first quarter of 2022.

XWELL, Inc. Reports First Quarter 2023 Results

Webcast and Earnings Conference Call

XWELL will host a webcast and conference call at 5:00 pm Eastern Time today. We encourage investors and all interested parties to listen via webcast as there is a limited capacity to access the conference call by dialing 412-317-6060.

The live and later archived webcast can be accessed from the Investor Relations section of the Company’s website at http://xwell.com. Visitors to the website should select the “Investors” tab and navigate to the “Events” link to access the webcast.

About XWELL, Inc.

XWELL, Inc. (Nasdaq: XWEL) is a leading global health and wellness holding company operating four brands: XpresSpa®, Treat, XpresCheck® and HyperPointe™

•	XpresSpa is a leading airport retailer of wellness services and related products, with 35 locations in 15 airports globally.

•	Treat is a travel health and wellness brand and a fully integrated concept blending technology with traditional brick and mortar offerings to provide a holistic approach to physical and mental well-being for travelers.

•	XpresCheck is a provider of screening and diagnostic testing in partnership with the CDC and Concentric by Ginkgo, conducting bio-surveillance monitoring in its airport locations to identify new SARS-CoV2 variants of interest and concern as well as other pathogens entering the country from across the world.

•	HyperPointe is a leading digital healthcare and data analytics relationship company serving the global healthcare industry.

XWELL, Inc. Reports First Quarter 2023 Results

Forward-Looking Statements

This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events are based upon information available to XWELL as of today's date and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other Securities and Exchange Commission filings (which reports were filed under the Company’s former name, XpresSpa Group, Inc., prior to its previously announced name change effective October 25, 2022). All subsequent written and oral forward-looking statements concerning XWELL, or other matters and attributable to XWELL or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XWELL does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Media

Heather Tidwell

MWW

htidwell@mww.com